Exhibit 10.2
2019 Long-Term Incentive Program                        Denny’s Corporation
Performance Share Unit                            203 East Main Street
Award Certificate                                Spartanburg, SC 29319

«Name» (“Grantee”)

Denny’s Corporation (the “Company”) has granted to you a performance share unit award (the “Award”) denominated in a target number of performance share units (the “Performance Share Units”). The Performance Share Units are rights that entitle you to earn shares of the Company’s
$0.01 par value common stock (“Shares”), on a one-for-one basis. The Award is granted under the Denny’s Corporation 2017 Omnibus Incentive Plan (the “Plan”) and pursuant to the 2019 Long- Term Incentive Program Description (the “Program Description”). By accepting the Award, you shall be deemed to have agreed to the terms and conditions set forth in this Award Certificate, the Program Description and the Plan.

The Performance Share Units may become earned based on the Company’s Total Shareholder Return (“TSR” as defined below) ranking relative to the S&P 600 Small Cap Consumer Discretionary Index companies that are in this index on the first day of the Performance Period (as defined below) (the “TSR Performance Share Units”) and based on the Company’s Adjusted EPS Growth performance (the “Adjusted EPS Growth Performance Share Units”), as further described below and in the Program Description, over the “Performance Period” (three-year fiscal period beginning December 27, 2018 and ending December 29, 2021). The target number of TSR Performance Share Units and the target number of Adjusted EPS Growth Performance Share Units were determined as follows:

Target Grant Date Value of Award: $     /$XX.XX1 =        Total Target
Number of Performance Share Units

•	Target Award of TSR Performance Share Units = Total Target Number of Performance Share Units * 50% =

•	Target Award of Adjusted EPS Growth Performance Share Units = Total Target Number of Performance Share Units * 50% =

1The average closing market price per Share for the last 20 trading days of the fiscal month immediately prior to the calendar month in which the Award is granted by the Compensation Committee (the “Average Closing Market Price Per Share”).

The number of Adjusted EPS Growth Performance Share Units and TSR Performance Share Units earned will be an amount between 0% and 150% of the target number originally granted, adjusted based on the performance of both metrics.

The Award will vest (become non-forfeitable) on December 29, 2021, subject to your continued employment with the Company through such date, unless vesting is accelerated under Section 4 of the Terms and Conditions on the following page.

For purposes of this Award Certificate,

TSR will be calculated as follows: TSR = (ending stock price - beginning stock price + reinvested dividends) / beginning stock price;

and

Adjusted EPS (Earnings Per Share) means the Company’s Earnings (Net Income), adjusted to exclude losses on sales of assets and other items, net of taxes, divided by the fully diluted Shares of the Company’s common stock outstanding.

This Award is governed by the terms of the Plan and the Program Description, and subject to the Terms and Conditions on the following page. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.

Grant Date: January 29, 2019
Jill Van Pelt
Senior Vice President, Human Resources
For Denny’s Corporation

TERMS AND CONDITIONS

1.
Vesting and Forfeiture of Award. If the Threshold Performance Goal is satisfied, the Award will vest and become non-forfeitable on December 29, 2021, subject to accelerated vesting under certain circumstances as provided in Section 4 below (the “Vesting Date”). Notwithstanding anything contained in the Plan to the contrary, if Grantee’s employment with the Company terminates for any reason other than as set forth in paragraph (a) or (b) of Section 4 below, Grantee shall forfeit all of Grantee’s right, title and interest in and to any unvested Performance Share Units as of the date of termination of employment. In addition, if Grantee’s employment is terminated by the Company for Cause, Grantee shall also forfeit any vested Performance Share Units that have not yet been converted to Shares; provided, that the foregoing shall not apply to any vested Performance Share Units that are deferred pursuant to Section 14 below.

2.
Performance Share Units Earned Based on TSR Comparison and Adjusted EPS Growth. Except as otherwise provided in Sections 4 and 5 below, the number of Performance Share Units earned shall be determined following the end of the Performance Period based on achievement of the TSR Comparison and Adjusted EPS Growth goals set by and on file with the Compensation Committee.

3.
Conversion to Shares. Except as otherwise provided in Sections 4, 5 and 14 below, the earned Performance Share Units (as determined based on the TSR Comparison and Adjusted EPS Growth as described in Section 2 above) will be converted into Shares as soon as practicable following the end of the Performance Period, and no later than February 28, 2022. Any fractional Shares will be rounded up or down to the nearest next whole Share. Any Performance Share Units that are not earned will be forfeited. Stock certificates evidencing Shares paid upon conversion of the Performance Share Units earned will be registered on the books of the Company in Grantee’s name (or in street name to Grantee’s brokerage account) as of the date of payment in uncertificated (book- entry) form.

4.
Vesting and Payout Under Certain Employment Terminations. The Award shall be subject to accelerated vesting and/or payout in connection with termination of employment under certain circumstances, as set forth below.

(a)Upon Grantee’s termination of employment with the Company due to death or Disability, a pro rata portion of the TSR Performance Share Units and the Adjusted EPS Growth Performance Share Units will vest and become non-forfeitable (the pro rata portion shall be determined by multiplying the Target Award of TSR Performance Share Units or the Target Award of Adjusted EPS Growth Performance Share Units, as the case may be, by a fraction, the numerator of which is the number of days elapsed from December 27, 2018, to the employment termination date, and the denominator of which is 1,099, as so determined, the “Pro Rata Target Amount”). The number of Performance Share Units earned shall be determined based on the TSR Comparison and Adjusted EPS Growth performance as described in Section 2 above applied to the applicable Pro Rata Target Amount, subject to the following adjustments: (i) the TSR Comparison shall be based on the Company’s TSR ranking relative to the Peer Group (S&P 600 Small Cap Consumer Discretionary Index companies) as of the end of the Company’s fiscal quarter preceding the fiscal quarter in which the termination of employment due to death or Disability occurs (as if the Performance Period had ended on such fiscal quarter ending date), and (ii) Adjusted EPS Growth performance shall be determined based on actual EPS Growth as of the end of such fiscal quarter preceding the fiscal quarter in which such termination of employment due to death or Disability occurs as described in (i). The earned Performance Share Units shall then be paid out within 30 days following the termination of employment.

(b)In the event of Grantee’s termination of employment with the Company due to Retirement (as defined below), the Pro Rata Target Amounts (as defined in Section 4(a) above) will vest and become non-forfeitable as of the regular Vesting Date, provided Grantee has not engaged in any Restricted Activities with a Competitor (each as defined below) during the Performance Period and prior to the Vesting Date. The number of Performance Share Units earned shall be determined based on the TSR Comparison and Adjusted EPS Growth performance set forth in Section 2 above through the end of the regular Performance Period, but applied to the applicable Pro Rata Target Amounts. The earned Performance Share Units shall convert into Shares and be paid at the same time and on the regular payment schedule set forth in Section 3 above.

(c)
In the event of Grantee’s termination of employment with the Company due to Retirement, 100% of the TSR Performance Share Units and the Adjusted EPS Growth Performance Share Units will vest and become non-forfeitable as of the regular Vesting Date, provided (i) Grantee has not engaged in any Restricted Activities with a Competitor during the Performance Period and prior to the Vesting Date, (ii) Grantee’s termination of employment with the Company due to Retirement occurs on or after December 31, 2020, and (iii) Grantee’s has achieved the Retirement Goal (as defined below). For the avoidance of doubt, if Grantee’s Retirement does not comply with the foregoing requirements, the Pro Rata Target Amounts will vest and become non-forfeitable in accordance with Section 4(b). The number of Performance Share Units earned shall be determined based on the TSR Comparison and Adjusted EPS Growth performance as described in Section 2 above through the end of the regular Performance Period. The earned Performance Share Units shall convert into Shares and be paid at the same time and on the regular payment schedule set forth in Section 3 above.

For purposes of this Award Certificate:
“Retirement” means Grantee’s voluntary resignation or termination of employment without Cause on or after attainment of age 55, provided that the sum of Grantee’s age and years of service with the Company is equal to or greater than 70.
“Restricted Activities” means with respect to a Competitor, accepting employment, serving on a board of directors or otherwise being engaged as a consultant or advisor.
“Competitor” means any restaurant chain in the family dining segment, including but not limited to, IHOP, Bob Evans, Friendly’s, Cracker Barrel, Perkins, FRISCH’s Restaurants, Village Inn, Coco’s, Carrows, and Shoney’s.

5.
Change in Control. Upon a Change in Control of the Company, the Award will vest and become non-forfeitable. The number of Performance Share Units earned shall be determined based on the TSR Comparison and Adjusted EPS Growth performance as described in Section 2 above, subject to the following adjustments: (i) the TSR Comparison shall be applied based on the Company’s TSR ranking relative to the Peer Group (S&P 600 Small Cap Consumer Discretionary Index companies) as of the date of the Change in Control (as if the Performance Period had ended on the date of the Change in Control), and (ii) Adjusted EPS Growth performance shall be determined based on actual EPS Growth as of the end of the Company’s fiscal quarter preceding the fiscal quarter in which the Change in Control occurs. The earned Performance Share Units shall then be converted into Shares and paid out within 30 days following the Change in Control.

6.
Limitation of Rights. The Award does not confer to Grantee or Grantee’s beneficiary any rights of a stockholder of the Company unless and until Shares are in fact issued to such person in connection with the Award. Nothing in this Award Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s employment at any time, nor confer upon Grantee any right to continue in employment of the Company or any Affiliate.

7.
Payment of Taxes. Grantee will owe federal, state, and local taxes (including FICA required by law to be withheld with respect to any taxable event arising as a result of the vesting or settlement of the Award (the “Taxes”)). The withholding of Taxes shall be mandatorily satisfied by withholding from the settlement of the Performance Share Units a number of Shares having a fair market value equal to the amount required to be withheld for the Taxes (provided, however, that if Grantee has elected to defer 100% of his or her Award as provided in Section 14 herein (or a lesser amount but the remaining number of Shares are insufficient to cover the applicable FICA obligation), any Grantee FICA obligation will be separately payable to the Company by cash or check). Grantee’s acceptance of the Award constitutes Grantee’s instruction and authorization to the Company to withhold on Grantee’s behalf a number of Shares sufficient to satisfy the Taxes (except as provided in the foregoing sentence). The obligations of the Company under this Award Certificate will be conditional on such payment of the Taxes by Grantee.

8.
Restrictions on Issuance of Shares. If at any time the Compensation Committee shall determine, in its discretion, that registration, listing or qualification of the Shares underlying the Performance Share Units upon any securities exchange or similar self-regulatory organization or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the settlement of the Performance Share Units, the Shares will not be paid unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Compensation Committee.

9.
Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Award Certificate and this Award Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award Certificate, the provisions of the Plan shall be controlling and determinative.

10.	Successors. This Award Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Award Certificate and thePlan.

11.
Severability. If any one or more of the provisions contained in this Award Certificate is deemed to be invalid, illegal or unenforceable, the other provisions of this Award Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

12.
Notice. Notices and communications under this Award Certificate must be in writing and either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Denny’s Corporation, 203 East Main Street, Spartanburg, SC 29319-0001, Attn: Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

13.
Clawback or Recoupment Policy. Grantee agrees that Grantee will be subject to any compensation, clawback and recoupment policies in the Plan and that may be applicable to Grantee as an employee of the Company, as in effect from time to time and as approved by the Board of Directors, the Compensation Committee or a duly authorized committee thereof, whether or not approved before or after the Grant Date.

14.
Deferral Election. Notwithstanding anything contained herein to the contrary, Grantee will be permitted to make deferral elections with respect to the Award pursuant to the Denny’s Deferred Compensation Plan, as amended and restated (the “DC Plan”). Any deferral election shall be made in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the DC Plan terms and pursuant to a Deferral Agreement (as defined in the DC Plan) and may be credited with Dividend Equivalents as set forth in the DC Plan.

15.
Governing Law. This Award Certificate shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law, rule or principle that might otherwise refer construction or interpretation of this Award Certificate to the substantive law of another jurisdiction.

16.
Section 409A Compliance. This Award Certificate is intended to be exempt from or otherwise comply with the provisions of Section 409A of the Code. The Company may change or modify the terms of this Award Certificate without Grantee’s consent or signature if the Company determines, in its sole discretion, provided that such change or modification is necessary for purposes of compliance with or exemption from the requirements of Section 409A of the Code or any regulations or other guidance issued thereunder.